ANNUAL INFORMATION FORM
FOR THE YEAR ENDED DECEMBER 31, 2006
March 9, 2007
Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario Canada M5J 2N7

FAIRFAX FINANCIAL HOLDINGS LIMITED — 2006 ANNUAL INFORMATION FORM
TABLE OF CONTENTS AND INFORMATION INCORPORATED BY REFERENCE

	Page Reference
	Annual	2006	Management
	Information Form	Annual Report (1)	Proxy Circular (3)
CORPORATE STRUCTURE	3
GENERAL DEVELOPMENT OF THE BUSINESS	4	36-37, 38-40, 48-50
NARRATIVE DESCRIPTION OF THE BUSINESS	4	2-3, 4-15, 27-52, 58-139
DIVIDENDS	5
CAPITAL STRUCTURE	5
MARKET FOR SECURITIES	6
ESCROWED SECURITIES	6
DIRECTORS AND OFFICERS	7
PROMOTERS	9
LEGAL PROCEEDINGS		132-134
RISK FACTORS		130-134
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	9
TRANSFER AGENTS AND REGISTRARS	9
MATERIAL CONTRACTS	9
INTERESTS OF EXPERTS	9
AUDIT COMMITTEE	10		14
ADDITIONAL INFORMATION	11

(1)	Incorporated by reference from the Fairfax Financial Holdings Limited 2006 Annual Report.

(3)	Incorporated by reference from the Fairfax Financial Holdings Limited Management Proxy Circular dated March 9, 2007.
Except as otherwise noted, all information given is at, or for the fiscal year ended, December 31, 2006.
Copies of this Annual Information Form, as well as copies of the Fairfax Financial Holdings Limited 2006 Annual Report (parts of which are incorporated herein by reference), may be obtained from the Corporate Secretary at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7. These documents may also be found on our website at www.fairfax.ca or on SEDAR at www.sedar.com. See “Additional Information”.

CORPORATE STRUCTURE
Name, Address and Incorporation
Fairfax Financial Holdings Limited (“Fairfax”) was incorporated under the Canada Corporations Act on March 13, 1951 and continued under the Canada Business Corporations Act in 1976. Our original name of Markel Service of Canada Limited was subsequently changed to Markel Financial Holdings Limited and, in May 1987, to our current name of Fairfax Financial Holdings Limited. Our registered and head office is located at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7.
Intercorporate Relationships
The following is a list of our principal subsidiaries as at December 31, 2006. Indented companies are subsidiaries of the non-indented company which precedes them. At December 31, 2006, all subsidiaries were wholly-owned (TRG Holding Corporation as to a 100% economic and voting interest), directly or through another subsidiary, except for Odyssey Re Holdings Corp. (“Odyssey Re”), a public company of which Fairfax owns 59.6%, Cunningham Lindsey Group Inc. (“Cunningham Lindsey”), a public company of which Fairfax owns 81.0% of the equity and 90.0% of the votes and Northbridge Financial Corporation (“Northbridge”), a public company of which Fairfax owns 59.2%.

Name	Jurisdiction of Incorporation
Canadian insurance subsidiaries
Northbridge Financial Corporation	Canada
Commonwealth Insurance Company	Canada
Federated Holdings of Canada Limited	Canada
Lombard General Insurance Company of Canada	Canada
Markel Insurance Company of Canada	Canada
U.S. insurance subsidiaries
Crum & Forster Holdings Corp.	Delaware
United States Fire Insurance Company	Delaware
The North River Insurance Company	New Jersey
Seneca Insurance Company, Inc.	New York
Asian insurance subsidiaries
First Capital Insurance Limited	Singapore
Falcon Insurance Company	Hong Kong
(Hong Kong) Ltd.
Odyssey Re Group reinsurance subsidiaries
Odyssey Re Holdings Corp.	Delaware
Odyssey America Reinsurance Corporation	Connecticut
Clearwater Insurance Company	Delaware
Other reinsurance subsidiaries
CRC (Bermuda) Reinsurance Limited	Bermuda
Wentworth Insurance Company Ltd.	Barbados
Runoff subsidiaries
TRG Holding Corporation	Delaware
RiverStone Group LLC	Delaware
TIG Insurance Company	California
Fairmont Insurance Company	California
nSpire Re Limited	Ireland
RiverStone Holdings Limited	United Kingdom
Claims adjusting subsidiaries
Cunningham Lindsey Group Inc.	Canada
Investment management subsidiary
Hamblin Watsa Investment Counsel Ltd.	Canada
Information technology solutions subsidiary
MFXchange Holdings Inc.	Ontario

GENERAL DEVELOPMENT OF THE BUSINESS
Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.
As the majority of our operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, we began reporting our consolidated financial statements in U.S. dollars. All comparative financial information, financial data and other monetary data in this Renewal Annual Information Form is reported in U.S. dollars unless otherwise noted.
Over the past three completed financial years our total assets have increased from $26.3 billion as at December 31, 2004 to $26.6 billion as at December 31, 2006. Common shareholders’ equity was $2.6 billion, $2.4 billion and $2.7 billion, respectively, as at December 31 2004, 2005 and 2006. For the year ended December 31, 2004, Fairfax had revenue of $5.8 billion and net earnings of $53.1 million. For the year ended December 31, 2005, Fairfax had revenue of $5.9 billion and a net loss of $446.6 million. For the year ended December 31, 2006, Fairfax had revenue of $6.8 billion and net earnings of $227.5 million.
NARRATIVE DESCRIPTION OF THE BUSINESS
Fairfax is a financial services holding company whose corporate objective is to achieve a high rate of return on invested capital and build long term shareholder value. We have been under present management since September 1985.
Intangible Properties
Other than certain trade names, we do not have any significant indentifiable intangible properties.
Economic Dependence
There are no contracts upon which Fairfax, on a consolidated basis, is substantially dependent.
Employees
As at December 31, 2006, Fairfax (the holding company) had 58 employees and our operating subsidiaries had in aggregate approximately 8,200 employees.
Bankruptcy, etc.
Within the three-year period ended December 31, 2006 and during the current financial year up to the date hereof, neither our company nor any subsidiary of our company has been involved in any bankruptcy, receivership or similar liquidation proceeding.

DIVIDENDS
On December 24, 2004, we declared a dividend of $1.40 per subordinate voting or multiple voting share, payable January 28, 2005. On January 3, 2006 we declared a dividend of $1.40 per subordinate voting or multiple voting share, payable February 1, 2006. On January 4, 2007, we declared a dividend of $2.75 per subordinate voting or multiple voting share, payable on February 8, 2007. The dividends are payable in U.S. dollars since Fairfax adopted the U.S. dollar as its reporting currency commencing with the 2004 fiscal year. Future dividends on our subordinate voting or multiple voting shares, if any, are expected to be paid in U.S. currency.
Dividend payments on our Series A preferred shares, commenced during the 2000 calendar year. Dividends of CDN$1.63, CDN$1.25 and CDN$1.56 per Series A preferred share were paid in each of the 2004, 2005 and 2006 calendar years, respectively, to holders of Series A preferred shares. During 2004 certain holders of our Series A preferred shares elected to convert to Series B preferred shares. A dividend of CDN$1.63 per Series B preferred share was paid to holders of our Series B preferred shares during each of the 2005 and 2006 calendar years.
CAPITAL STRUCTURE
General Description
For a general description of our capital structure please see “Description of Subordinate Voting Shares and Preferred Shares” at pages 39 — 43 of our base shelf prospectus dated January 24, 2005 filed with the Ontario Securities Commission. The base shelf prospectus is available on SEDAR at www.sedar.com.
Ratings
Our senior, unsecured long-term debt has been assigned a rating of “BB” with a negative outlook by Standard & Poor’s Ratings Services (“S&P”). Moody’s Investors Service (“Moody’s”) has assigned a Ba3 rating with a stable outlook on our senior unsecured long term debt. These credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities.
S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. A rating of BB by S&P is the fifth highest of ten categories and indicates that the obligation is less vulnerable to non-payment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.
Moody’s credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. A rating of Ba3 by Moody’s is the fifth highest of nine categories and is assigned to debt securities that are judged to have speculative elements and are subject to substantial credit risk. The addition of a 1, 2 or 3 modifier after a rating indicates the relative standing within a particular rating category. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.
The credit ratings accorded to our debt by the rating agencies are not recommendations to purchase, hold or sell any debt in as much as such ratings do not comment as to market price or suitability for a particular investor. Any rating may not remain in effect for any given period of time or may be revised or withdrawn entirely by a rating agency in the future if in its judgement circumstances so warrant, and if any such rating is so revised or withdrawn, Fairfax is under no obligation to update this disclosure.

MARKET FOR SECURITIES
Trading Price and Volume
Our subordinate voting shares are listed for trading on the New York Stock Exchange and on the Toronto Stock Exchange (the “TSX”) under the symbol “FFH.SV”. The following table sets out the market price range in CDN$ and aggregate trading volume of our subordinate voting shares on the TSX for the periods indicated:

Month	High	Low	Close	Trading Volume
January, 2006	179.09	162.20	170.44	457,867
February, 2006	177.95	161.37	163.25	527,133
March, 2006	166.67	120.00	124.20	787,852
April, 2006	151.51	127.41	133.81	689,919
May, 2006	137.00	124.13	126.00	755,784
June, 2006	128.00	100.00	106.16	794,046
July, 2006	137.00	107.52	120.92	705,395
August, 2006	134.71	113.75	133.15	513,458
September, 2006	159.85	133.25	145.03	1,053,348
October, 2006	180.93	141.59	179.82	1,092,056
November, 2006	220.00	163.04	209.22	1,327,239
December, 2006	241.00	207.00	231.67	1,265,540
Prior Sales
During the year ended December 31, 2006, we did not sell any class of securities of Fairfax that are not listed or quoted on a marketplace.
ESCROWED SECURITIES
To our knowledge, none of the securities of any class of our company were held in escrow during the year ended December 31, 2006.

DIRECTORS AND OFFICERS
Name, Occupation and Security Holding
Directors

Name and municipality
of residence	Principal occupation during the last five years	Date first elected

Frank B. Bennett (a)(e)	President, Artesian Capital Management, Inc. (private
Vancouver, B.C.	equity investment company)	2003

Anthony F. Griffiths (a)(b)(c)(d) Toronto, Ont.	Independent Consultant and Corporate Director	2002

Paul Murray (a)(b)(c)(e) Toronto, Ont.	President, Pinesmoke Investments (private equity company)	2005

Brandon Sweitzer (b)(c)	Senior Fellow of the U.S. Chamber of Commerce. President
New Canan, CT, U.S.A.	of Marsh Inc. until 2000	2004

V. Prem Watsa	Chairman and Chief Executive Officer, Fairfax; Vice
Toronto, Ont.	President, Hamblin Watsa Investment Counsel Ltd.	1985
Each director holds office until the next annual meeting of shareholders or until a successor is elected or appointed.
Notes:

(a)	Member of the Audit Committee (Chair — Paul Murray)

(b)	Member of the Governance and Nominating Committee (Chair — Anthony Griffiths)

(c)	Member of the Compensation Committee (Chair — Anthony Griffiths)

(d)	Lead Director

(e)	Retiring in April 2007

Officers

Name and municipality	Principal occupation during the last five years
of residence	(office is with Fairfax, unless otherwise specified)	Office held
David Bonham Mississauga, Ontario	Since December 2006, Vice President, Financial Reporting Prior thereto, Financial Analyst, Fairfax Prior thereto, Senior Manager, PricewaterhouseCoopers LLP	Vice President

Peter Clarke Richmond Hill, Ontario	Since October 2004, Vice President and (since January 2007) Chief Risk Officer Prior thereto, Actuarial Analyst, Fairfax	Vice President and Chief Risk Officer

Francis Chou Toronto, Ontario	Vice President	Vice President

Jean Cloutier Toronto, Ontario	Since March 1999, Vice President and Chief Actuary	Vice President and Chief Actuary

Bradley P. Martin Toronto, Ontario	Vice President, Corporate Secretary and (since November 2006) Chief Operating Officer	Vice President, Chief Operating Officer and Corporate Secretary

Paul Rivett Toronto, Ontario	Since April 2004, Vice President and (since January 2007) Chief Legal Officer; Vice President and Chief Operating Officer, Hamblin Watsa Investment Counsel Ltd.
	Prior thereto, Attorney, Shearman & Sterling LLP	Vice President and Chief Legal Officer

Eric P. Salsberg Toronto, Ontario	Vice President, Corporate Affairs	Vice President, Corporate Affairs

Ronald Schokking Thornhill, Ontario	Since February 2006, Vice President and Treasurer Prior thereto, Vice President, Finance	Vice President and Treasurer

Greg Taylor Oakville, Ontario	Since May 2005, Vice President and Chief Financial Officer
	Prior thereto, Chief Financial Officer and Corporate Secretary, Northbridge Financial Corporation and Vice President, Hamblin Watsa Investment Counsel Ltd.	Vice President and Chief Financial Officer

V. Prem Watsa Toronto, Ontario	Chairman and Chief Executive Officer; Vice President, Hamblin Watsa Investment Counsel Ltd.	Chairman and Chief Executive Officer

M. Jane Williamson Toronto, Ontario	Vice President	Vice President
Directors and Officers — Ownership of Securities
As at December 31, 2006, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, approximately 565,000 of our subordinate voting shares (3.3%) and 1,548,000 of our multiple voting shares (100%). V. Prem Watsa, our Chairman and a director, controls shares representing 48.5% of the total votes attached to all classes of our shares (100% of the total votes attached to the multiple voting shares and 1.8% of the total votes attached to the subordinated voting shares).
As at December 31, 2006, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, excluding through ownership or control or direction over securities of Fairfax, the following securities of Cunningham Lindsey, Northbridge and Odyssey Re: 120,916 subordinate voting shares (less than one percent) of Cunningham Lindsey; 40,000 common shares (less than one percent) of Northbridge and 6,150 shares of common stock (less than one percent) of Odyssey Re.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Anthony F. Griffiths was previously a director of Brazilian Resources Inc. which was subject to an insider cease trade order issued by the Ontario Securities Commission in June 2001 due to the late filing of financial statements. All required documents were filed by Brazilian Resources Inc. in July 2001 and the cease trade order was rescinded. Mr. Griffiths was formerly a director of Consumers Packaging Inc. while it operated under the protection of the Companies’ Creditors

Arrangement Act (Canada) (“CCAA”). During the protection period, cease trade orders were issued against management and insiders due to the failure to file financial statements. Mr. Griffiths was also a director of Slater Steel Inc. which operated under the protection of the CCAA in an orderly wind-down.
Conflicts of Interest
There are no existing or, to our knowledge, potential material conflicts of interest between our company or a subsidiary of our company and any director or officer of our company or a subsidiary of our company.
PROMOTERS
No person or company has been, within the three-year period ended December 31, 2006 or during the current financial year up to the date hereof, a promoter of our company or a subsidiary of our company.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending December 31, 2006 and during the current financial year up to the date hereof, none of our directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest in any transaction that has materially affected or will materially affect Fairfax on a consolidated basis.
TRANSFER AGENTS AND REGISTRARS
The transfer agent and registrar for our subordinate voting shares in Canada is CIBC Mellon Trust Company, P.O. Box 7010 Adelaide Street Postal Station, Toronto, Ontario, M5C 2W9, and in the United States is Mellon Investor Services LLC, 480 Washington Boulevard, 29th Floor, Jersey City NJ, 07310.
MATERIAL CONTRACTS
Other than contracts entered into in the ordinary course of business, there are no contracts which are material to Fairfax, on a consolidated basis, that have been entered into since January, 2002.
INTERESTS OF EXPERTS
Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors’ report dated March 9, 2007 in respect of Fairfax’s consolidated financial statements with accompanying notes as at and for the years ended December 31, 2004, 2005 and 2006. PricewaterhouseCoopers LLP has advised that they are independent with respect to Fairfax within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and the rules of the US Securities and Exchange Commission.

AUDIT COMMITTEE
A copy of our Audit Committee Charter is attached as Schedule A. The members of our Audit Committee are Paul Murray (Chair), Anthony Griffiths and Frank Bennett. All of the members of our Audit Committee are independent and financially literate pursuant to the meanings of such terms in Multilateral Instrument 52-110 — Audit Committees. Additional information concerning our Audit Committee, including the education and experience of each Audit Committee member and the procedures that we have adopted for the engagement of non-audit services, can be found in our Management Proxy Circular dated March 9, 2007 under the heading “Audit Committee”.
Accountant fees payable for the years ended December 31, 2006 and December 31, 2005 to our external auditors, PricewaterhouseCoopers LLP, and its affiliates by us and our subsidiaries were CDN$24.1 million and CDN$28.6 million, respectively. The fees payable to PricewaterhouseCoopers LLP in 2006 and 2005 are detailed below.

	Year ended	Year ended
	December 31, 2006	December 31, 2005
	(CDN $ millions)	(CDN $ millions)
Audit fees	$22.0	$26.0
Audit-related fees	1.3	0.9
Tax fees	1.1	1.5
All other fees	0.2	0.2
Total	$24.6	$28.6
The nature of each category of fees is described below.
Audit Fees
Audit fees were paid for professional services rendered for the audits of our consolidated financial statements and the effectiveness of internal control over financial reporting of Fairfax and statutory and subsidiary audits, issuance of comfort letters, consents, assistance with review of documents filed with regulatory authorities and actuarial attestation of policy liabilities.
Audit-Related Fees
Audit-related fees were paid for assurance and related services related to employee pension and benefit plan audits, accounting consultations, internal control reviews and assurance services that are not required by statute or regulation and special actuarial reviews.
Tax Fees
Tax fees were paid for services related to tax compliance, tax advice and tax planning professional services. These services consisted of: tax compliance including the review of original and amended tax returns, assistance with questions regarding tax audits and tax planning and advisory services relating to common forms of domestic and international taxation (e.g., income tax, capital tax, Goods and Services Tax and Value Added Tax).
All Other Fees
Fees disclosed in the table above under the item “all other fees” were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consisted primarily of Canadian Public Accounting Board fees, claims handling services and French translation of our regulatory filings, including our annual consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2006, interim consolidated financial statements and quarterly reports to shareholders, financial information included in the Annual Information Form, prospectuses and other offering documents.

ADDITIONAL INFORMATION
Additional information about our company may be found on SEDAR at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and options to purchase securities is contained in our Management Proxy Circular dated March 9, 2007. Additional financial information is provided in our Audited Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended December 31, 2006 and in pages 2-3 and 4-15 of our 2006 Annual Report.

Schedule A
FAIRFAX FINANCIAL HOLDINGS LIMITED
AUDIT COMMITTEE CHARTER
Approved by the Board of Directors on February 17, 2005

FAIRFAX FINANCIAL HOLDINGS LIMITED
AUDIT COMMITTEE CHARTER
1.	Statement of Purpose
The Audit Committee of Fairfax Financial Holdings Limited has been established by the Board for the purposes of overseeing the accounting and financial reporting processes of Fairfax, including the audit of the financial statements of Fairfax.
The Committee is responsible for assisting with the Board’s oversight of (1) the quality and integrity of Fairfax’s financial statements and related disclosure, (2) Fairfax’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, performance and independence and (4) the integrity of the internal controls at Fairfax (including at its publicly traded subsidiaries).
2.	Committee Membership
Members
The Committee will consist of as many members of the Board as the Board may determine but in any event, not less than three members. Members of the Committee will be appointed by the Board, taking into account any recommendation that may be made by the Governance and Nominating Committee. Any member of the Committee may be removed and replaced at any time by the Board, and will automatically cease to be a member if he or she ceases to meet the qualifications set out below. The Board will fill vacancies on the Committee by appointment from among qualified members of the Board, taking into account any recommendation that may be made by the Governance and Nominating Committee. If a vacancy exists, the remaining members of the Committee may exercise all of its powers so long as there is a quorum and subject to any legal requirements regarding the minimum number of members of the Committee.
Chair
The Board will designate one of the members of the Committee to be the Chair of the Committee, taking into account any recommendation that may be made by the Governance and Nominating Committee.
Qualifications
All of the members of the Committee must be independent and financially literate, as determined in accordance with the rules of applicable stock exchanges and securities regulatory authorities, with at least one of the members having financial expertise, as determined in accordance with those rules. Members must also have suitable experience and must be familiar with the financial reporting practices of public companies.

Ex Officio Members and Management Attendance
The Committee may invite, at its discretion, members of management to attend a meeting of the Committee. Any member of management will attend a Committee meeting if invited by the Committee. The Lead Director, if not already a member of the Committee, will be entitled to attend each meeting of the Committee as an observer.
3. Committee Operations
Frequency of Meetings
The Chair, in consultation with the other members of the Committee, will determine the schedule and frequency of meetings of the Committee, provided that the Committee will meet at least once per quarter.
Agenda and Reporting to the Board
The Chair will establish the agenda for meetings in consultation with the other members of the Committee, the Chairman of the Board and the Lead Director. To the maximum extent possible, the agenda and meeting materials will be circulated to the members in advance to ensure sufficient time for study prior to the meeting. The Committee will report to the Board at the next meeting of the Board following each Committee meeting.
Secretary
The Corporate Secretary of Fairfax will, subject to any contrary direction of the Committee, act as secretary of the Committee.
Minutes
The secretary of the Committee will keep regular minutes of Committee proceedings and will circulate them to all Committee members, the Chairman of the Board and the Lead Director (and to any other director that requests that they be sent to him or her) on a timely basis.
Quorum
A quorum at any meeting will be a simple majority.
Procedure
The procedure at meetings will be determined by the Committee.
Transaction of Business
The powers of the Committee may be exercised at a meeting where a quorum is present or by resolution in writing signed by all members of the Committee.

Absence of Chair
In the absence of the Chair, the Committee may appoint one of its other members to act as Chair of that meeting.
Exercise of Power Between Meetings
Between meetings, and subject to any applicable law, the Chair of the Committee, or any member of the Committee designated for this purpose, may, if required in the circumstance, exercise any power delegated by the Committee. The Chair or other designated member will promptly report to the other Committee members in any case in which this interim power is exercised.
4.	Committee Duties and Responsibilities
The Committee is responsible for performing the duties set out below and any other duties that may be assigned to it by the Board and performing any other functions that may be necessary or appropriate for the performance of its duties.
Independent Auditor’s Qualifications and Independence
1.	The Committee must recommend to the Board at all appropriate times the independent auditor to be nominated or appointed for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for Fairfax and approve the compensation to be paid to the independent auditor.

2.	The Committee is directly responsible for overseeing the work of the independent auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for Fairfax, including the resolution of disagreements between management and the independent auditor regarding financial reporting. The independent auditor will report directly to the Committee.

3.	The Committee must pre-approve any permitted non-audit services to be provided by the independent auditor to Fairfax or its subsidiaries. The Committee may delegate to one or more of its members the authority to pre-approve those permitted non-audit services provided that any such pre-approval must be presented to the Committee at its next meeting and that the Committee may not delegate pre-approval of any non-audit internal control related services. The Committee may also adopt specific policies and procedures relating to pre-approval of permitted non-audit services to satisfy the pre-approval requirement provided that the procedures are detailed as to the specific service, the Committee is informed of each non-audit service and the procedures do not include the delegation of the Committee’s responsibilities to management or pre-approval of non-audit internal control related services. The Committee will review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

4.	The Committee will obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and (c) in order to assess the independent auditor’s independence, all relationships between the independent auditor and Fairfax and the independent auditor’s objectivity and independence in accordance with the rules, policies and standards applicable to auditors.

5.	After reviewing the report referred to above and the independent auditor’s performance throughout the year, the Committee will evaluate the independent auditor’s qualifications, performance and independence. The evaluation will include a review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Committee will take into account the opinions of management and Fairfax’s internal auditors (or other personnel responsible for the internal audit function). The Committee will also consider whether, in order to assure continuing auditor independence, there should be a rotation of the audit firm itself. The Committee will present its conclusions to the Board.

6.	The Committee will review with the Board any issues that arise with respect to the performance and independence of the independent auditor and where issues arise make recommendations about whether Fairfax should continue with that independent auditor.

7.	The Committee will ensure the regular rotation of members of the independent auditor’s team as required by law.

8.	The Committee will establish hiring policies for employees and former employees of its independent auditor.
Financial Statements and Financial Review
9.	The Committee will review the annual audited financial statements and quarterly financial statements with management and the independent auditor, including MD&A, before their release and their filing with securities regulatory authorities, including the filing of Form 40-F or Form 6-K, as applicable. The Committee will also review all news releases relating to annual and interim financial results prior to their public release. The Committee will also consider, establish, and periodically review policies with respect to the release or distribution of any other financial information, including earnings guidance and any financial information provided to ratings agencies and analysts, and review that information prior to its release.

10.	The Committee will meet separately and periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor.

11.	The Committee will oversee management’s design and implementation of an adequate and effective system of internal controls at Fairfax (including at its publicly traded subsidiaries), including ensuring adequate internal audit functions. The Committee will review the processes for complying with internal control reporting and certification requirements and for evaluating the adequacy and effectiveness of specified controls. The Committee will review the annual and interim conclusions of the effectiveness of Fairfax’s disclosure controls and procedures and internal controls and procedures (including the independent auditor’s attestation that is required to be filed with securities regulators).

12.	The Committee will review with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including critical accounting principles and practices used and any significant changes to Fairfax’s selection or application of accounting principles, and major issues as to the adequacy of Fairfax’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements of Fairfax and the treatment preferred by the independent auditor; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Fairfax; and (D) the type and presentation of information to be included in earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP information).

13.	The Committee will regularly review with the independent auditor any difficulties the auditor encountered in the course of its audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. The Committee will also review with the independent auditor any material communications with the independent auditor, including any management letter or schedule of unadjusted differences.

14.	The Committee will review with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on Fairfax’s financial statements.

15.	The Committee will review with management and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The Committee will also review the organization, responsibilities, plans, results, budget and staffing of the internal audit departments. In addition, management of Fairfax’s subsidiaries will consult with the Committee, or in the case of Fairfax’s publicly traded subsidiaries, the audit committees of those subsidiaries, on the appointment, replacement, reassignment or dismissal of personnel in the respective internal audit departments.

16.	The Committee will meet with management to discuss guidelines and policies governing the process by which Fairfax and its subsidiaries assess and manage exposure to risk and to discuss Fairfax’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

17.	The Committee will review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on Fairfax and any material reports or inquiries from regulatory or governmental agencies.

18.	The Committee will review with the Board any issues that arise with respect to the quality or integrity of Fairfax’s financial statements, compliance with legal or regulatory requirements, or the performance of the internal audit function.
Additional Oversight
19.	The Committee will establish procedures for (a) the receipt, retention and treatment of complaints received by Fairfax regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of Fairfax of concerns regarding questionable accounting, internal accounting controls or auditing matters or potential violations of law. This will include the establishment of a whistleblower policy and an employee “hotline” for making anonymous submissions.

20.	The Committee will annually review the expenses of the CEO and the CFO.
5.	Access to Advisors
The Committee may, in its sole discretion, retain counsel, auditors or other advisors in connection with the execution of its duties and responsibilities and may determine the fees of any advisors so retained. Fairfax will provide the Committee with appropriate funding for payment of compensation to such counsel, auditors or other advisors and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
6.	The Committee Chair
In addition to the responsibilities of the Chair described above, the Chair has the primary responsibility for monitoring developments with respect to financial reporting in general, and reporting to the Committee on any significant developments.
7.	Committee Evaluation
The performance of the Committee will be evaluated by the Governance and Nominating Committee as part of its annual evaluation of the Board committees.